Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

Harry Rein Resigns as Director of CardioNet

Conshohocken, PA — (Business Wire) — August 8, 2008 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today announced that Harry Rein has resigned as a director of the Company, effective August 4, 2008.  Mr. Rein is a General Partner with Foundation Medical Partners L.P., which was an early investor in CardioNet, and Mr. Rein served as a director of CardioNet since January 2006.  Randy Thurman, Executive Chairman of CardioNet, will serve as a member of the Audit Committee and as a member and as Chairman of the Compensation, Nominating and Corporate Governance Committee, positions formerly held by Mr. Rein.  CardioNet’s Board of Directors would like to thank Mr. Rein for his service and numerous contributions that have contributed to the company’s success.

About CardioNet

CardioNet, Inc. is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as the CardioNet System.  More information can be found at http://www.cardionet.com.